UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2025

Star Equity Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38704	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

53 Forest Avenue, Suite 101
Old Greenwich, CT 06870
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (203) 489-9500
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	STRR	The NASDAQ Stock Market LLC
Series A Preferred Stock, $0.001 par value	STRRP	The NASDAQ Stock Market LLC
Preferred Share Purchase Rights
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2025, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Star Equity Holdings, Inc., formerly known as Hudson Global, Inc. (the “Company” or "Issuer") approved a new executive employment agreement effective January 1, 2026 (the “Employment Agreement), which replaces the executive employment agreement, dated as of March 31, 2022 between Star Operating Companies, Inc., a wholly owned subsidiary of the Company (the “Prior Employment Agreement”), and Richard K. Coleman, Jr., the Company’s Chief Operating Officer. Pursuant to the Employment Agreement, the Company will continue to employ Mr. Coleman as the President and Chief Operating Officer of the Company until December 31, 2026, with automatic, annual extensions for additional one-year terms.

The principle compensation components of the Employment Agreement are: (i) Mr. Coleman’s annual base salary will be in the amount of $450,000, subject to increase (but not decrease) from time to time by the Compensation Committee; (ii) Mr. Coleman will be eligible for a discretionary bonus as may be determined by the Compensation Committee and/or the Board from time to time; (iii) contingent on achievement of pre-established performance goals, as determined by the Board, and on Executive’s continued employment with the Company, Mr. Coleman shall also be eligible for restricted stock units as a bonus, such equity, if any, shall vest 1/3 on the first anniversary of the date such bonus is granted (the “Bonus Date”), 1/3 on the second anniversary of the Bonus Date, and 1/3 on the third anniversary of the date of the Bonus Date; (iv) no inclusion of the obligation of the Company to provide any additional term of employment or severance payment in the event of a Change in Control; and (v) Mr. Coleman is eligible for other benefits of employment comparable to other senior management of the Company.

In addition, under the Amended Employment Agreement, the Company has the right to terminate Mr. Coleman’s employment at any time. If the Company terminates Mr. Coleman’s employment with or without Cause (as defined in the Employment Agreement), or does not renew Mr. Coleman’s employment, or if Mr. Coleman dies or if the Company terminates Mr. Coleman’s employment as a result of Mr. Coleman’s disability, or if Mr. Coleman terminates his employment, then Mr. Coleman or his estate will be entitled to receive, in certain cases subject to Mr. Coleman executing a general release and waiver agreement and covenant not to sue, that portion of his base salary and other compensation, including restricted stock units, and benefits (including, but not limited to, amounts properly submitted for reimbursement and accrued but unused vacation) earned, but unpaid through the date of termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

99.1	Amended and Restated Executive Employment Agreement, dated as of December 31, 2025, between Star Equity Holdings, Inc. and Richard K. Coleman, Jr.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR EQUITY HOLDINGS, INC. (Registrant)

By:	/s/ MATTHEW K. DIAMOND
Matthew K. Diamond
Chief Accounting Officer

	Dated:	January 5, 2026

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